Axos Financial, Inc. Reports Record Third Quarter Fiscal 2022 Results
Diluted Earnings Per Share in Third Quarter 2022 up 14.6% Year-Over-Year

LAS VEGAS, NV – (BUSINESS WIRE) – April 28, 2022 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced unaudited financial results for the third fiscal quarter ended March 31, 2022. Net income was $61.8 million, an increase of 15.2% from $53.6 million for the three months ended March 31, 2021. Earnings per diluted share was $1.02, an increase of $0.13, or 14.6%, as compared to earnings per diluted share of $0.89 for the three months ended March 31, 2021.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which exclude non-cash amortization expenses and non-recurring costs related to mergers and acquisitions, and other non-recurring costs increased 15.2% to $63.8 million and 14.1% to $1.05, respectively, for the quarter ended March 31, 2022 compared to $55.4 million and $0.92, respectively, for the quarter ended March 31, 2021.
Third Quarter Fiscal 2022 Financial Summary

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2022	2021	% Change
Net interest income	$149,538	$135,669	10.2%
Non-interest income	$28,774	$23,887	20.5%
Net income	$61,823	$53,645	15.2%
Adjusted earnings (Non-GAAP)[1]	$63,815	$55,416	15.2%
Diluted EPS	$1.02	$0.89	14.6%
Adjusted EPS (Non-GAAP)[1]	$1.05	$0.92	14.1%
[1] See “Use of Non-GAAP Financial Measures”
For the nine months ended March 31, 2022, net income was $182.8 million, an increase of 13.2% over net income of $161.5 million. Earnings per diluted share was $3.02 for the nine months ended March 31, 2022, an increase of $0.35, or 13.1%, as compared to earnings per diluted share of $2.67 for the nine months ended March 31, 2021.
“Our strong financial results are a byproduct of the investments we have made across each of our businesses,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Net loan balances increased by 15.4% annualized, despite cyclical headwinds in our jumbo single family and mortgage warehouse businesses. We continue to generate double-digit net interest income and EPS growth through broad-based loan and deposit growth and an above target net interest margin. Axos Securities, with nearly $3 billion of low-cost deposits, positions us well for a rising interest rate environment.”
“We continue to generate strong profitability while investing in our future,” stated Derrick Walsh, Executive Vice President and Chief Financial Officer of Axos. “Our Banking Business efficiency ratio was 39.79% and our return on equity was 15.89% this quarter. Our credit remains strong, with the total amount of non-performing loans declining quarter-over-quarter.”

Other Highlights
•Net loans totaled $13.1 billion at March 31, 2022, an increase of $0.5 billion, or 3.9% (15.4% annualized), from $12.6 billion at December 31, 2021
•Total deposits increased 3.8% (15.1% annualized) from $12.3 billion at December 31, 2021; non-interest bearing deposits increased by approximately $288 million linked quarter to $4.1 billion at March 31, 2022
•Net interest margin was 4.02% compared to 3.96% for the three months ended March 31, 2021
•Return on average common stockholders’ equity was 15.89% for the three months ended March 31, 2022
•Non-performing loans to total loans was 1.05%, down from 1.14% at December 31, 2021
•Book value increased to $26.58 per share, up from $22.72, or 17.0% at March 31, 2021
•Axos Financial completed a $150 million subordinated debt offering on February 17, 2022 bringing its total capital ratio to 13.30% at March 31, 2022

Third Quarter Fiscal 2022 Income Statement Summary
For the three months ended March 31, 2022, Axos net income attributable to common stockholders was $61.8 million or $1.02 per diluted common share compared to $53.6 million, or $0.89 per diluted share for the three months ended March 31, 2021. Net interest income increased $13.9 million or 10.2% for the three months ended March 31, 2022 compared to the three months ended March 31, 2021, due to an increase in average earning assets, a reduction in the rates paid on interest-bearing demand, savings, and time deposits due to decreases in market deposit rates across the industry, and an increase in non-interest bearing demand deposits.
The provision for credit losses was $4.5 million for the three months ended March 31, 2022 compared to $2.7 million for the three months ended March 31, 2021 primarily due to growth in the loan portfolio.
For the three months ended March 31, 2022, non-interest income was $28.8 million compared to $23.9 million for the three months ended March 31, 2021. The net increase was primarily due to an increase of $5.0 million in broker-dealer fee income driven by custody and mutual fund fees earned by the newly acquired AAS division, and an increase of $1.9 million in banking and service fees, partially offset by a decrease of $3.3 million in mortgage banking income due to year-over-year decline in mortgage refinance volume.
Non-interest expense, comprised of various operating expenses, increased $6.0 million to $86.8 million for the three months ended March 31, 2022 from $80.8 million for the three months ended March 31, 2021. The net increase was primarily driven by increases of $4.6 million in salaries and payroll cost and $2.1 million in data processing. These increases largely result from growth at the Bank as well as the addition of AAS operations.
Balance Sheet Summary
Axos’ total assets increased $1.8 billion, or 12.7%, to $16.1 billion, at March 31, 2022, from $14.3 billion at June 30, 2021, primarily due to an increase of $1.7 billion in loans held for investment. Total liabilities increased by $1.6 billion, or 12.6%, to $14.5 billion at March 31, 2022, from $12.9 billion at June 30, 2021, primarily due to an increase in deposits of $1.9 billion, partially offset by a decrease of $0.2 billion in advances from FHLB and a decrease of $0.3 billion in securities loaned. Stockholders’ equity increased by $0.2 billion, or 13.2%, to $1.6 billion at March 31, 2022 from $1.4 billion at June 30, 2021. The increase was primarily the result of net income of $182.8 million.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 10.51% at March 31, 2022 compared to 9.56% at March 31, 2021.

Conference Call
A conference call and webcast will be held on Thursday, April 28, 2022 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live, and both the webcast and the earnings supplement may be accessed at Axos’ website, investors.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until May 28, 2022, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13728882.

About Axos Financial, Inc. and Subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. (“Axos”) and its wholly owned subsidiaries, Axos Bank (the “Bank”) and Axos Nevada Holding, LLC (the “Axos Nevada Holding” and collectively, the “Company”). Axos Nevada Holding wholly owns its subsidiary Axos Securities, LLC, which wholly owns subsidiaries Axos Clearing LLC, a clearing broker dealer, Axos Invest, Inc., a registered investment advisor, and Axos Invest LLC, an introducing broker dealer. With approximately $16.1 billion in consolidated assets, Axos Financial, Inc. through Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division AAS), with approximately $38 billion of assets under custody and/or administration, and Axos Invest, Inc., provide comprehensive securities clearing and custody services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, the KBW Nasdaq Financial Technology Index, and the Travillian Tech-Forward Bank Index. For more information on Axos Financial, Inc. please visit investors.axosfinancial.com.
Segment Reporting
The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations.
The following tables present the operating results of the segments:

	Three Months Ended March 31, 2022
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$147,828	$3,377	$(1,667)	$149,538
Provision for credit losses	4,500	—	—	4,500
Non-interest income	15,741	15,609	(2,576)	28,774
Non-interest expense	65,076	20,242	1,501	86,819
Income before taxes	$93,993	$(1,256)	$(5,744)	$86,993

	Three Months Ended March 31, 2021
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$135,096	$3,847	$(3,274)	$135,669
Provision for credit losses	2,700	—	—	2,700
Non-interest income	16,201	8,369	(683)	23,887
Non-interest expense	64,040	13,282	3,485	80,807
Income before taxes	$84,557	$(1,066)	$(7,442)	$76,049

	Nine Months Ended March 31, 2022
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$432,328	$14,059	$(4,639)	$441,748
Provision for credit losses	12,500	—	—	12,500
Non-interest income	46,864	45,169	(5,770)	86,263
Non-interest expense	190,250	61,169	5,850	257,269
Income before taxes	$276,442	$(1,941)	$(16,259)	$258,242

	Nine Months Ended March 31, 2021
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$390,268	$13,002	$(6,182)	$397,088
Provision for credit losses	22,500	—	—	22,500
Non-interest income	68,708	20,725	(973)	88,460
Non-interest expense	187,733	35,946	8,971	232,650
Income before taxes	$248,743	$(2,219)	$(16,126)	$230,398

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related costs and other costs (unusual or non-recurring charges). Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. We believe excluding the non-recurring acquisition related costs and other costs (unusual or non-recurring) provides investors with an alternative understanding of Axos’ core business.
Below is a reconciliation of net income, the nearest compatible GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands, except per share amounts)	2022	2021	2022	2021
Net income	$61,823	$53,645	$182,820	$161,452
Acquisition-related costs	2,803	2,511	8,676	7,665
Income taxes	(811)	(740)	(2,534)	(2,285)
Adjusted earnings (Non-GAAP)	$63,815	$55,416	$188,962	$166,832
Adjusted EPS (Non-GAAP)	$1.05	$0.92	$3.12	$2.76

We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity, the nearest compatible GAAP measure, to tangible book value per common share (Non-GAAP) as of the dates indicated:

	March 31,
(Dollars in thousands, except per share amounts)	2022	2021
Common stockholders’ equity	$1,585,585	$1,345,650
Less: mortgage servicing rights, carried at fair value	23,519	16,631
Less: goodwill and other intangible assets	159,150	118,133
Tangible common stockholders’ equity (Non-GAAP)	$1,402,916	$1,210,886
Common shares outstanding at end of period	59,662,795	59,237,765
Tangible book value per common share (Non-GAAP)	$23.51	$20.44

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises and the anticipated timing and financial performance of other offerings, initiatives, and acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation uncertainties surrounding the severity, duration, and effects of the COVID-19 pandemic, Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate, risks associated with credit quality, the outcome and effects of litigation filed against the Company and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
SVP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	March 31, 2022	June 30, 2021	March 31, 2021
Selected Balance Sheet Data:
Total assets	$16,080,950	$14,265,565	$14,827,874
Loans—net of allowance for credit losses	13,093,603	11,414,814	11,711,215
Loans held for sale, carried at fair value	19,611	29,768	61,500
Loans held for sale, lower of cost or fair value	11,182	12,294	13,371
Allowance for credit losses - loans	143,372	132,958	138,107
Securities—trading	366	1,983	254
Securities—available-for-sale	229,510	187,335	218,962
Securities borrowed	274,644	619,088	543,538
Customer, broker-dealer and clearing receivables	510,561	369,815	351,063
Total deposits	12,733,002	10,815,797	11,612,501
Advances from the FHLB	152,500	353,500	172,500
Borrowings, subordinated notes and debentures	381,682	221,358	365,753
Securities loaned	447,748	728,988	649,837
Customer, broker-dealer and clearing payables	543,905	535,425	483,677
Total stockholders’ equity	1,585,585	1,400,936	1,345,650

Capital Ratios:
Equity to assets at end of period	9.86%	9.82%	8.95%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	9.43%	8.82%	8.99%
Common equity tier 1 capital (to risk-weighted assets)	10.23%	11.36%	10.86%
Tier 1 capital (to risk-weighted assets)	10.23%	11.36%	10.86%
Total capital (to risk-weighted assets)	13.30%	13.78%	13.32%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	10.51%	9.45%	9.56%
Common equity tier 1 capital (to risk-weighted assets)	11.43%	12.28%	11.74%
Tier 1 capital (to risk-weighted assets)	11.43%	12.28%	11.74%
Total capital (to risk-weighted assets)	12.24%	13.21%	12.71%
Axos Clearing, LLC:
Net capital	$39,109	$35,950	$33,845
Excess capital	$31,612	$27,904	$26,338
Net capital as a percentage of aggregate debit items	10.43%	8.94%	9.02%
Net capital in excess of 5% aggregate debit items	$20,369	$15,836	$15,077

AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Nine Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Selected Income Statement Data:
Interest and dividend income	$160,181	$155,674	$475,567	$460,942
Interest expense	10,643	20,005	33,819	63,854
Net interest income	149,538	135,669	441,748	397,088
Provision for credit losses	4,500	2,700	12,500	22,500
Net interest income after provision for credit losses	145,038	132,969	429,248	374,588
Non-interest income	28,774	23,887	86,263	88,460
Non-interest expense	86,819	80,807	257,269	232,650
Income before income tax expense	86,993	76,049	258,242	230,398
Income tax expense	25,170	22,404	75,422	68,946
Net income	$61,823	$53,645	$182,820	$161,452
Net income attributable to common stock	$61,823	$53,645	$182,820	$161,262

Per Common Share Data:
Net income:
Basic	$1.04	$0.91	$3.07	$2.72
Diluted	$1.02	$0.89	$3.02	$2.67
Adjusted earnings (Non-GAAP)	$1.05	$0.92	$3.12	$2.76
Book value	$26.58	$22.72	$26.58	$22.72
Tangible book value (Non-GAAP)	$23.51	$20.44	$23.51	$20.44

Weighted average number of common shares outstanding:
Basic	59,542,128	59,118,884	59,476,488	59,225,409
Diluted	60,611,959	60,482,733	60,605,486	60,453,220
Common shares outstanding at end of period	59,662,795	59,237,765	59,662,795	59,237,765
Common shares issued at end of period	68,617,410	67,902,239	68,617,410	67,902,239

Performance Ratios and Other Data:
Loan originations for investment	$2,363,599	$1,189,750	$6,981,749	$4,430,540
Loan originations for sale	166,327	$418,618	$569,614	$1,349,683
Return on average assets	1.59%	1.52%	1.63%	1.55%
Return on average common stockholders’ equity	15.89%	16.12%	16.33%	16.90%
Interest rate spread[1]	3.84%	3.73%	3.93%	3.69%
Net interest margin[2]	4.02%	3.96%	4.11%	3.91%
Net interest margin[2] – Banking Business Segment only	4.21%	4.23%	4.33%	4.09%
Efficiency ratio[3]	51.26%	50.64%	48.72%	47.91%
Efficiency ratio[3] – Banking Business Segment only	39.79%	42.33%	39.70%	40.90%

Asset Quality Ratios:
Net annualized charge-offs to average loans	0.05%	0.03%	0.02%	0.09%
Non-performing loans to total loans	1.05%	1.14%	1.05%	1.14%
Non-performing assets to total assets	0.87%	0.96%	0.87%	0.96%
Allowance for credit losses to total loans held for investment at end of period	1.08%	1.16%	1.08%	1.16%
Allowance for credit losses to non-performing loans	103.33%	101.84%	103.33%	101.84%

1.    Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2.    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.